Validus Holdings, Ltd.
29 Richmond Road
Pembroke, HM 08 Bermuda

KEAN DRISCOLL NAMED PRESIDENT OF VALIDUS HOLDINGS, LTD.
Will Continue to Serve as Chief Executive Officer of Validus Re

PEMBROKE, BERMUDA, May 10, 2017 - Validus Holdings, Ltd. (NYSE: VR) (“Validus” or the “Company”) announced today that Kean Driscoll has been named President of the Company, effective immediately. Mr. Driscoll will continue to serve as the Chief Executive Officer of Validus Reinsurance, Ltd., the position he has held since 2012.
Ed Noonan, Chairman and Chief Executive Officer of Validus, said, “Kean has been an outstanding leader and valued partner in guiding Validus Re’s successful growth and diversification since our founding. The entire Validus Group will benefit from Kean’s discipline and creativity and we are delighted to have him as our President.”

About Validus Holdings, Ltd.

Validus Holdings, Ltd. (“Validus”) is a holding company for reinsurance and insurance operating companies and investment advisors including Validus Reinsurance, Ltd. (“Validus Re”), Talbot Underwriting Ltd. (“Talbot”), Western World Insurance Group, Inc. (“Western World”) and AlphaCat Managers, Ltd. (“AlphaCat”).
Validus Re is a global reinsurance group focused primarily on treaty reinsurance. Talbot is a specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183. Western World is a U.S. specialty lines insurance group focused on excess and surplus lines. AlphaCat is a Bermuda based investment advisor managing capital for third parties and Validus in insurance linked securities and other property catastrophe and specialty reinsurance investments.

Contacts:

Investors:
Validus Holdings, Ltd.
Investor.Relations@ValidusHoldings.com
+1-441-278-9000

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+1-212-333-3810